Evolus Expands Board of Directors with Appointment of Independent Directors
Peter Farrell, Ph.D. and Karah Parschauer, J.D.

NEWPORT BEACH, Calif., July 15, 2019 - Evolus, Inc. (NASDAQ: EOLS), a performance beauty company with a customer-centric approach focused on delivering breakthrough products, today announced it has further strengthened and diversified its Board with the appointments of Peter Farrell, Ph.D. and Karah Parschauer, J.D. effective today.

"I am pleased to welcome Peter and Karah to the Evolus Board of Directors. They both bring a wealth of experience to the company," said Vik Malik, Chairman of the Board. "Peter Farrell is highly regarded as a visionary in the healthcare industry. His intimate understanding of how to scale and build public companies will be a significant asset to Evolus. Karah Parschauer has a proven track record of success within the life sciences industry, including medical aesthetics. She’s built and led corporate development, legal and compliance operations, all of which will be invaluable in guiding the company forward."

Dr. Farrell commented, "I am pleased to join the Evolus Board of Directors at such a pivotal moment in the company’s history. I believe the company’s lead product Jeuveau™ has the potential to transform the aesthetics industry. I look forward to leveraging my experience to support the company’s goal of achieving the number two U.S. market position for Jeuveau™ within the next two years."

Ms. Parschauer added, "Evolus just launched Jeuveau™ in one of the fastest growing and most competitive markets in healthcare, which makes this company’s story and goals quite compelling. I look forward to working with the Board of Directors and contributing my extensive legal and corporate governance experience in the aesthetics market."

The Evolus Board of Directors is now comprised of nine directors, six of whom are considered independent in accordance with the rules of Nasdaq.

Dr. Peter Farrell is an industry veteran with extensive public company experience having successfully taken companies from inception through full scale commercialization. He is the Founder and current Chairman of the Board of ResMed (NYSE: RMD) (ASX: RMD), where he served as its Chief Executive Officer until 2014. Prior to founding ResMed, Dr. Farrell served as Vice President, Research and Development at various subsidiaries of Baxter International, Inc. and served as Managing Director of the Baxter Center for Medical Research Pty Ltd, a Baxter subsidiary. He previously served as Foundation Director of the Graduate School for Biomedical Engineering at the University of New South Wales where he currently serves as a Visiting Professor. Dr. Farrell is on the Visiting Committee of the Harvard/MIT Health Sciences & Technology Program and currently serves on the MIT Dean of Engineering’s Advisory Council. Dr. Farrell is on the board of Arcturus Therapeutics Ltd (NASDAQ: ARCT), serves as the Chairman of WaveGuide and was previously a director of NuVasive, Inc. (NASDAQ: NUVA). Dr. Farrell holds a B.E. in chemical engineering with honors from the University of Sydney, an S.M. in chemical engineering from the Massachusetts Institute of Technology, a Ph.D. in chemical engineering and bioengineering from the University of Washington Seattle and a D.Sc. from the University of New South Wales.
Karah Parschauer has extensive experience leading biotech companies through various phases of growth and transformation. Ms. Parschauer is currently Executive Vice President, General Counsel and Secretary to the Board of Directors at Ultragenyx Pharmaceutical (NASDAQ: RARE), a commercial stage biotechnology company focused on the treatment of rare genetic diseases, where she leads the company’s legal, compliance and government affairs departments. Prior to Ultragenyx, Ms. Parschauer was a senior leader at Allergan for 11 years, most recently as the head of legal and compliance for Allergan’s Medical Aesthetic division. Ms. Parschauer currently serves on the board of Arcturus Therapeutics Ltd (NASDAQ: ARCT). Ms. Parschauer graduated from Miami University in Oxford, OH, and earned a J.D. from Harvard Law School.

About Evolus, Inc.
Evolus is a performance beauty company with a customer-centric approach focused on delivering breakthrough products. In 2019, the U.S. Food and Drug Administration approved Jeuveau™ (prabotulinumtoxinA-xvfs), the first and only neurotoxin dedicated exclusively to aesthetics and manufactured in a state-of-the-art facility using Hi-Pure™ technology. Jeuveau™ is powered by Evolus' unique technology platform and is designed to transform the aesthetic market by eliminating the friction points existing for customers today. Visit us at: www.evolus.com.

Forward-Looking Statements
Statements made in this release that relate to the status of regulatory processes, future plans, events, prospects or performance are forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including statements containing the words "planned," "expect," "believes," "strategy," "opportunity," "anticipates," "outlook," "designed," and similar words. While these forward-looking statements are based on the current expectations and beliefs of management, such forward-looking statements are subject to a number of risks, uncertainties, assumptions and other factors that could cause actual results to differ materially from the expectations expressed in this release, including the risks and uncertainties disclosed in Evolus’ periodic filings with the Securities and Exchange Commission, including factors described in the section entitled "Risk Factors" in its Annual Report on Form 10-K for the year ended December 31, 2018 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2019 as filed with the Securities and Exchange Commission on March 20, 2019 and May 1, 2019, respectively, all of which are available online at www.sec.gov. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Except as required by law, Evolus undertakes no obligation to update or revise any forward-looking statements to reflect new information, changed circumstances or unanticipated events.

Jeuveau™ is a trademark of Evolus, Inc.
Hi-Pure™ is a trademark of Daewoong Pharmaceutical Co., Ltd

Evolus, Inc. Contacts:

Investor Contacts:
Ashwin Agarwal, Evolus, Inc.
Vice President, Finance, Investor Relations & Treasury
Tel: +1-949-284-4559
Email: IR@Evolus.com

Media Contacts:
Crystal Muilenburg, Evolus, Inc.
Vice President, Corporate Communications & Public Relations
Tel: +1-949-284-4506
Email: media@evolus.com